Exhibit 99.1

Koppers Holdings Inc.
436 Seventh Avenue Pittsburgh, PA 15219-1800
Tel 412-227-2001 www.koppers.com

FOR IMMEDIATE RELEASE

For Information:	Brian H. McCurrie, Vice President, Chief Financial Officer
412 227 2153
McCurrieBH@koppers.com

Koppers Announces March 2007 Retirement of European Operations Executive

Company names James T. Dietz to replace retiring David Whittle as VP and General Manager of

European Operations effective March 31, 2007

PITTSBURGH, Oct. 31- Koppers Holdings Inc. (NYSE: KOP) today announced that Dr. David Whittle, Vice President & General Manager, European Operations, will be retiring effective March 31, 2007. Dr. Whittle, 64, has been responsible for European operations since Koppers acquired 100% ownership of the former Tarconord A/S entity (now known as Koppers Europe) in May 2000.

Koppers concurrently announced the appointment of James T. Dietz to replace Dr. Whittle effective March 31, 2007. Mr. Dietz, 50, has more than 21 years of experience in the coal tar distillation business, with a background in engineering and operations. Mr. Dietz is currently operations manager for Koppers’ North American Carbon Materials & Chemicals business. In his new capacity, Mr. Dietz will report to Kevin J. Fitzgerald, who was recently named Senior Vice President, Global Carbon Materials & Chemicals.

About Koppers

Koppers, with corporate headquarters and a research center in Pittsburgh, Pennsylvania, is a global integrated producer of carbon compounds and treated wood products. Including its joint ventures, Koppers operates facilities in the United States, United Kingdom, Denmark, Australia, China, the Pacific Rim and South Africa. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol “KOP.” For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Brian H. McCurrie at 412 227 2153 or Michael W. Snyder at 412 227 2131.

Safe Harbor Statement

This news release may contain forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, market position, expected expenditures and financial results are forward- looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and

Exchange Commission by Koppers, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the Company does business; competitive pressures; the loss of one or more key customer or supplier relationships; customer insolvencies; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost and availability of raw materials; and other economic, business, competitive, regulatory and/or operational factors affecting the business of Koppers generally.